Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”), dated as of February 28, 2025, is entered into by and among Infinera Corporation, a Delaware corporation (“Infinera”) and U.S. Bank Trust Company, National Association, a national banking association, as trustee hereunder (the “Trustee”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Indenture referred to below.

WHEREAS, Infinera and the Trustee are parties to that certain Indenture, dated as of August 8, 2022 (the “Indenture”), relating to the issuance of the 3.75% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, Infinera, Nokia Corporation, a company incorporated under the laws of the Republic of Finland (“Nokia”), and Neptune of America Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Nokia (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of June 27, 2024 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Infinera, with Infinera being the surviving entity and becoming a wholly owned subsidiary, directly or indirectly, of Nokia (the “Merger”). Each share of Infinera’s common stock, par value $0.001 per share (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be cancelled, extinguished and converted into the right to receive (i) cash in an amount equal to $6.65, without interest, (ii) 1.7896 American Depositary Shares of Nokia (each representing a beneficial interest in one ordinary share of Nokia, with no nominal value (“Nokia Shares”)) or (iii) cash in an amount equal to $4.66, without interest, and 0.5355 Nokia Shares, in each case as set forth in the Merger Agreement;

WHEREAS, Section 13.07 of the Indenture provides, among other things, that in the event of a consolidation, merger or combination involving Infinera, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then Infinera or the successor or purchasing company, as the case may be, will execute with the Trustee and without the consent of the Holders, a supplemental indenture providing that, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event; provided, however, that at and after the effective time of the Merger Event the Conversion Obligation shall be calculated and settled in accordance with Section 13.02 of the Indenture such that (A) the amount otherwise payable in cash upon conversion of the Notes as set forth under Section 13.02 of the Indenture shall continue to be payable in cash, (B) the Company shall continue to have the right to elect to determine the form of consideration to be paid or delivered, as the case may be, in respect of the remainder, if any, of the Conversion Obligation in excess of the principal amount of the Notes being converted as set forth under Section 13.02 of the Indenture, (C) the number of shares of Common Stock, if any, otherwise deliverable upon conversion of the Notes in accordance with Section 13.02 of the Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event and (D) the Daily VWAP shall be calculated based on the value of a unit of Reference Property;

WHEREAS, Section 13.07 of the Indenture further provides that if the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of Section 13.07 of the Indenture shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock;

WHEREAS, pursuant to the Merger Agreement, holders of Common Stock received a weighted average of (i) $4.66 and (ii) 0.5355 Nokia Shares for each share of Common Stock outstanding immediately prior to the Merger;

WHEREAS, the Merger constitutes a Merger Event, Fundamental Change and Make-Whole Fundamental Change;

WHEREAS, in accordance with Sections 10.01(f) and 10.01(i) of the Indenture, Infinera and the Trustee may amend or supplement the Indenture and the Notes as provided in this Supplemental Indenture without notice to, or consent of, any Holder, in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 13.02 of the Indenture, and make related changes to the terms of the Notes to the extent expressly required by Section 13.07 of the Indenture;

WHEREAS, each of Infinera, Nokia and the Trustee have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, Infinera has furnished the Trustee with an Opinion of Counsel and an Officer’s Certificate in accordance with the Indenture, stating that the Supplemental Indenture complies with Section 10.01 and Section 13.07 of the Indenture, that the execution of this Supplemental Indenture is authorized or permitted by the Indenture, that all conditions precedent to the actions contemplated by the Supplemental Indenture have been complied with and that this Supplemental Indenture is the legal, valid and binding obligation of Infinera; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of Infinera, Nokia and the Trustee and a valid amendment of, and supplement to, the Indenture and the Notes have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. (a) The following definitions in Section 1.01 of the Indenture are hereby amended and restated as follows:

“Common Stock” means the ordinary shares of Nokia, with no nominal value (including such shares represented by American Depository Receipts), subject to Section 13.07.

“Daily Conversion Value” means, for each of the 40 consecutive Trading Days during the Observation Period, 2.5% of the product of (a) the Conversion Rate on such Trading Day and (b) the sum of (1) the product of the Daily VWAP on such Trading Day and the Equity Component and (2) the Cash Component.

“Daily Net Settlement Amount” for each of the 40 consecutive Trading Days during the relevant Observation Period, shall consist of:

(a) if the Company does not elect a Cash Percentage or the Company elects (or is deemed to have elected) a Cash Percentage of 0% as set forth herein, a number of Nokia Consideration Units equal to (i) the difference between the Daily Conversion Value and $25, divided by (ii) the sum of (x) the product of the Daily VWAP for such Trading Day and the Equity Component and (y) the Cash Component;

(b) if the Company elects a Cash Percentage of 100% as set forth herein, cash in an amount equal to the difference between the Daily Conversion Value and $25; or

(c) if the Company elects a Cash Percentage of less than 100% but greater than 0% as set forth herein, (i) cash equal to the product of (x) the difference between the Daily Conversion Value and $25 and (y) the Cash Percentage, plus (ii) a number of Nokia Consideration Units equal to the product of (x) (A) the difference between the Daily Conversion Value and $25, divided by (B) the sum of (1) the product of the Daily VWAP for such Trading Day and the Equity Component and (2) the Cash Component and (y) 100% minus the Cash Percentage.

“Daily VWAP” means, for each of the 40 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NOK <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(b) The following definitions are hereby added to Section 1.01 of the Indenture:

“Cash Component” means the cash portion of the Nokia Consideration Unit, which is $4.66 per Nokia Consideration Unit, without interest.

“Equity Component” means, subject to adjustment as provided in Article 13, 0.5355 shares of Common Stock per Nokia Consideration Unit.

“Equity Price Component” shall have the meaning specified in Section 13.03(c).

“Nokia” means Nokia Corporation, a company incorporated under the laws of the Republic of Finland, and, subject to the provisions of Article 11, shall include its successors and assigns.

“Nokia Consideration Unit” means (i) the Equity Component plus (ii) the Cash Component.

ARTICLE II

EFFECT OF THE MERGER

Section 2.01. All references to (i) “share of Common Stock”, “shares of Common Stock” and “Common Stock” in Sections 13.01(a), 13.01(b)(i) and the last sentence of 13.02(a)(iii) of the Indenture, the Face of Note (other than in the legend), the Reverse of Note, and the first sentence of the Form of Notice of Conversion attached as Attachment 1 to the Indenture are hereby amended and replaced with “Nokia Consideration Units”, (ii) “the Last Reported Sale Price of the Common Stock and the” in the definition of “Trading Price” in Section 1.01 and in Section 13.01(b)(i) of the Indenture are hereby amended and replaced with “(1) the sum of (x) the product of the Last Reported Sale Price of the Common Stock and the Equity Component and (y) the Cash Component and (2) the”, (iii) “Last Reported Sale Price of the Common Stock” in Section 13.01(b)(iv) of the Indenture is hereby amended and replaced with “sum of (x) the product of the Last Reported Sale Price of the Common Stock and the Equity Component and (y) the Cash Component” and (iv) “Conversion Rate” in Sections 13.04 (other than as set forth in Sections 2.04, 2.05 and 2.06 below) and 13.10 of the Indenture is hereby amended and replaced with “Equity Component” (unless other treatment is expressly specified below).

Section 2.02. Section 13.03(c) of the Indenture is hereby amended and restated in its entirety to read as follows:

(c) The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective or the date of the Notice of Redemption, as the case may be (in each case, the “Effective Date”) and the amount (the “Stock Price”) equal to the sum of (i) the price (the “Equity Price Component”) paid (or deemed to be paid) for a number of shares of Common Stock equal to the Equity Component in the Make-Whole Fundamental Change or with respect to the Notice of Redemption, as the case may be, and (ii) the Cash Component. If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Equity Price Component shall be the cash amount paid for a number of shares of Common Stock equal to the Equity Component in such Make-Whole Fundamental Change. Otherwise, the Equity Price Component shall be the product of (x) the average of the Last Reported Sale Prices of a share of Common Stock over the five Trading Day period ending on, and including, the Trading-Day immediately preceding the Effective Date of the Make-Whole Fundamental Change or the date of the Notice of Redemption, as the case may be, and (y) the Equity

Component. The company in good faith and in a commercially reasonable manner shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Equity Component that becomes effective, or any event requiring an adjustment to the Equity Component where the Ex-Dividend Date of the event occurs, during such five consecutive Trading-Day period.

Section 2.03. Section 13.03(e) of the Indenture is hereby amended by (a) deleting the phrase “Additional Shares of Common Stock” and replacing it with “Additional Shares”, (b) deleting the phrase “194.9317 shares of Common Stock” and replacing it with “194.9317 Nokia Consideration Units” and (c) deleting the following text “, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 13.04”.

Section 2.04. The introductory paragraph of Section 13.04 of the Indenture is hereby amended by deleting the phrase “equal to the Conversion Rate” and replacing it with “equal to the product of the Conversion Rate and the Equity Component”.

Section 2.05. Sections 13.04(c) and (d) of the Indenture are hereby amended by deleting the phrase “a number of shares of Common Stock equal to the Conversion Rate” and replacing it with “a number of shares of Common Stock equal to the product of the Conversion Rate and the Equity Component”.

Section 2.06. Section 13.04(d) of the Indenture is hereby amended by deleting the phrase “a number of shares of Common Stock equal to the Conversion Rate” and replacing it with “a number of shares of Common Stock equal to the product of the Conversion Rate and the Equity Component”.

Section 2.07. Section 13.05 of the Indenture is hereby amended by deleting the phrase “the Conversion Rate” each time it appears and replacing it with “the Conversion Rate or the Equity Component”.

Section 2.08. In accordance with Section 13.07 of the Indenture, Section 13.07 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 13.07. Effect of Recapitalizations, Reclassifications and Changes of the Common Stock(d). (a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger or combination involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then the Company, or the successor or purchasing company, as the case may be, will execute with the Trustee and without the consent of the Holders, a supplemental indenture providing that, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Nokia Consideration Units equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Nokia Consideration Units is entitled to receive) upon such Merger Event; provided, however, that at and after the effective time of the Merger Event the Conversion Obligation shall be calculated and settled in accordance with Section 13.02 such that (A) the amount otherwise payable in cash upon conversion of the Notes as set forth under Section 13.02 shall continue to be payable in cash, (B) the Company shall continue to have the right to elect to determine the form of consideration to be paid or delivered, as the case may be, in respect of the remainder, if any, of the Conversion Obligation in excess of the principal amount of the Notes being converted as set forth under Section 13.02, (C) the number of shares of Common Stock, if any, otherwise deliverable upon conversion of the Notes in accordance with Section 13.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event and (D) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the portion of the Reference Property into which the Notes will be convertible allocable to the Equity Component of a Nokia Consideration Units shall be deemed to be the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions that occur after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased pursuant to Section 13.03), multiplied by the sum of (I) the product of the price paid per share of Common Stock in such Merger Event and Equity Component and (II) the Cash Component and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of such weighted average as soon as practicable after such determination is made.

Such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article XIII. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article XIV.

(b) In the event the Company shall execute a supplemental indenture pursuant to subsection (a) of this Section 13.07, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at its address appearing on the Note Register provided for in this Indenture, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 13.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash up to the aggregate principal amount of such Notes and cash, Nokia Consideration Units or a combination of cash and Nokia Consideration Units, as applicable, in respect of the remainder, if any, of the Conversion Obligation in excess of the aggregate principal amount of such Notes as set forth in Section 13.01 and Section 13.02 prior to the effective date of such Merger Event.

(d) The above provisions of this Section shall similarly apply to successive Merger Events.

Section 2.09. Section 13.09 of the Indenture is hereby amended by deleting the phrase “the Conversion Rate” each time it appears and replacing it with “the Conversion Rate or the Equity Component”.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01. Effectiveness of Amendments. Article II shall be effective immediately upon the effectiveness of the Merger. Infinera and Nokia agree to notify the Trustee in writing of the occurrence of such effective time.

Section 3.02. Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by Infinera. In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any terms thereof.

Section 3.03. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.04. Representations and Warranties. Infinera and Nokia each represents that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform its obligations under the Indenture, (b) it is a corporation or company, as applicable, organized and validly existing under the laws of the State of Delaware or the Republic of Finland, respectively, (c) both before and immediately after giving effect to both the Merger and this Supplemental Indenture, no Default or Event of Default has or will have occurred or be continuing, and (d) this Supplemental Indenture is executed and delivered pursuant to Section 10.01 of the Indenture and does not require the consent of Holders.

Section 3.05. Governing Law. This Supplemental Indenture and any claim, controversy or dispute arising under or related to this Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 3.07. Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.08. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09. No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan, or debt agreement other than the Indenture for purposes of the Notes. Any such indenture, loan, or debt agreement may not be used to interpret this Supplemental Indenture.

Section 3.10. Successors and Assigns. All covenants and agreements made by Infinera and Nokia in this Supplemental Indenture shall be binding upon their respective successors and assigns, whether expressed or not.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

INFINERA CORPORATION

By:	/s/ Nancy Erba
	Name:	Nancy Erba
	Title:	Chief Financial Officer

Signature Page to First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

NOKIA CORPORATION

By:	/s/ Tommi Kolehmainen
	Name:	Tommi Kolehmainen
	Title:	Authorized Signatory

NOKIA CORPORATION

By:	/s/ Johanna Mandelin
	Name:	Johanna Mandelin
	Title:	Authorized Signatory

Signature Page to First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
	Name:	Bradley E. Scarbrough
	Title:	Vice President

Signature Page to First Supplemental Indenture